                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 BEACON CAPITAL PARTNERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                         BEACON CAPITAL PARTNERS, INC.
                         ONE FEDERAL STREET, 26TH FLOOR
                          BOSTON, MASSACHUSETTS 02110

                            ------------------------

                                                                          [DATE]

Dear Stockholder,

    You are cordially invited to attend the annual meeting of stockholders of Beacon Capital Partners, Inc. to be held on [DAY], [DATE] AT [TIME] AT [LOCATION].

    The annual meeting has been called for the purpose of ratifying the adoption of a management incentive plan, electing two Class II Directors for a three-year term, and ratifying the appointment of Ernst & Young LLP as Beacon's independent accountants for the fiscal year ending December 31, 2000.

    The Board of Directors has fixed the close of business on [DATE] as the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting and at any adjournments or postponements of the meeting.

    The Board of Directors recommends that you vote in favor of the ratification of the adoption of the management incentive plan, the election of Class II Directors, and the ratification of the appointment of Ernst & Young LLP as Beacon's independent accountants.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                          Very truly yours,

                                          Alan M. Leventhal
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                         BEACON CAPITAL PARTNERS, INC.
                         ONE FEDERAL STREET, 26TH FLOOR
                          BOSTON, MASSACHUSETTS 02110

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD ON [DATE]

                            ------------------------

The 2000 annual meeting of stockholders of Beacon Capital Partners, Inc. will be held on [DAY], [DATE] AT [TIME] AT [LOCATION], for the following purposes:

    1.  To ratify the adoption of a management incentive plan.

    2. To elect each of Lionel P. Fortin and Stephen T. Clark as a director to serve until the 2003 annual meeting of stockholders and until their successors are duly elected and qualified.

    3. To ratify the appointment of Ernst & Young LLP as Beacon's independent accountants for the fiscal year ending December 31, 2000.

    4. To transact such other business that may be properly brought before the annual meeting and at any adjournments of the meeting.

    Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the annual meeting may be adjourned.

    The Board of Directors has fixed the close of business on [DATE] as the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting and at any adjournments of the meeting. Only stockholders of record of Beacon's common stock, par value $0.01 per share at the close of business on that date will be entitled to notice of and to vote at the annual meeting and at any adjournments of the annual meeting.

    You are requested to fill in and sign the enclosed Proxy Card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy delivered by a holder of common stock may be revoked by a writing delivered to Beacon stating that the proxy is revoked or by delivery of a later dated proxy. Stockholders of record of the Beacon's common stock who attend the annual meeting may vote in person, even if they have previously delivered a signed proxy.

                                          By Order of the Board of Directors

                                          Kathleen M. McCarthy
                                          SECRETARY

Boston, Massachusetts
[DATE]

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES OF COMMON STOCK IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                         BEACON CAPITAL PARTNERS, INC.
                         ONE FEDERAL STREET, 26TH FLOOR
                          BOSTON, MASSACHUSETTS 02110

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                    FOR 2000 ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD ON [DATE]

                                                                          [DATE]

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Beacon Capital Partners, Inc. ("Beacon") for use at the 2000 Annual Meeting of Stockholders of Beacon to be held on [DATE] and at any adjournments of the meeting (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to ratify the adoption of a management incentive plan, elect two directors of Beacon, ratify the appointment of Beacon's independent public accountants, and act upon any other matters properly brought before them.

    This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about [DATE]. The Board of Directors has fixed the close of business on [DATE] as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of Beacon's common stock, par value $0.01 per share (the "Common Stock"), will be entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 20,973,932 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held.

    The presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast at the meeting constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. With respect to the election of directors, a plurality of all the votes cast at the meeting at which a quorum is present is sufficient to elect a director. Votes may be cast in favor of or withheld from a nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes will have no effect on the outcome of the election of the directors. With respect to the proposal to ratify the adoption of a management incentive plan and the proposal to ratify the selection of independent accountants, a majority of all the votes cast at the meeting at which a quorum is present is sufficient to ratify or approve the proposal. Abstentions and broker non-votes will have the effect of a vote against Proposal 1 and Proposal 3.

    STOCKHOLDERS OF BEACON ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED BUT NOT MARKED AS TO A PARTICULAR ITEM, THE PROXY WILL BE VOTED FOR PROPOSAL 1, FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR OF BEACON NAMED IN THIS PROXY STATEMENT, AND FOR PROPOSAL 3. IT IS NOT ANTICIPATED THAT ANY

MATTERS OTHER THAN THE PROPOSALS SET FORTH ABOVE WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

    A stockholder of record of Common Stock may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of Beacon at the address of Beacon set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record of Common Stock as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

    Beacon's 1999 Annual Report, including financial statements for the fiscal year ended December 31, 1999, was mailed to stockholders on or about [DATE]. A copy of Beacon's Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained without charge by writing to Beacon Capital Partners, Inc., One Federal Street, 26th Floor, Boston, Massachusetts 02110,
Attention: Secretary.

                                   PROPOSAL 1
                   RATIFICATION OF MANAGEMENT INCENTIVE PLAN

OUR REASONS FOR ADOPTING THE MANAGEMENT INCENTIVE PLAN

    Since inception, Beacon and Beacon Capital Partners, L.P. (the "Operating Partnership," and, with Beacon, the "Company") have sought to generate investor returns for both stockholders and limited partners by applying management's expertise in managing, developing, leasing, and operating real estate to make investments in real estate and real estate-related technology companies. The Company's Long-Term Incentive Plan and the Stock Incentive Plan (such plans, the "Prior Plans") were adopted in connection with the formation of the Company and were originally designed to align management's interests with those of investors and permit management to achieve liquidity by accessing the public market for the Common Stock. The ability of the Prior Plans to properly incentivize management is highly dependent upon the Company completing an initial public offering. As the following chart illustrates, however, the public market for real estate securities has been dramatically limited since the Fall of 1998:

                        1997-1999 EQUITY REIT OFFERINGS
                             (DOLLARS IN MILLIONS)

 [GRAPHIC IS A BAR GRAPH SHOWING THE DOLLAR VALUE OF REIT EQUITY OFFERINGS FROM
                                 1997 TO 1999]

    Given current market conditions, the Board believes that it is not in the best interest of the Company to complete an initial public offering in the foreseeable future. Consequently, the Board believes that the Prior Plans are no longer effective to align management's interests with those of the Company's investors. Therefore, the Board has adopted a new management incentive plan (the "New Plan") of the type typically found in other private real estate investment management companies. The New Plan will replace both the Long-Term Incentive Plan and the stock options granted, or that could be granted, to management under the Stock Incentive Plan.

CURRENT STRATEGY FOR THE COMPANY

    The Company expects to generate cash for purposes of making the distributions described below, or to repurchase Common Stock, by refinancing or selling its assets. The Board believes that management will be motivated to efficiently refinance or sell assets upon advantageous terms because they will not receive any incentive compensation until the hurdle described below has been paid to investors. The Company intends to continuously evaluate its opportunities for refinancing or selling assets with the intention of completing such transactions upon advantageous terms. In this regard, the Company intends to provide a statement of net asset values to investors at least annually. Currently, management anticipates that approximately 50% of Invested Capital (as defined below) will be returned to investors, or used to repurchase Common Stock, during the next two years through refinancings and sales of assets. Management also anticipates that it will begin receiving distributions of its incentive compensation under the New Plan within four years. No assurances can be made, however, that the Company will be able to complete sales of assets upon favorable terms, if at all.

COMPARISON OF PRIOR PLANS AND NEW PLAN

    The Board believes that the New Plan more closely aligns management's interests with the Company's investors than the Prior Plans because:

    - The Company will return all capital and a minimum 10% return from the date capital was invested to its investors before any incentives are paid to management.

    - If returns are under ten percent, no incentive will be paid to management.

    - Since the New Plan replaces both the Long-Term Incentive Plan and the stock options granted, or that could be granted, to management under the Stock Incentive Plan, investors will not experience dilution from the issuance of Common Stock upon the exercise of options held by management.

    The following chart compares the value of the Prior Plans to the value of the New Plan, assuming a 5%, a 10%, a 15%, and a 20% compounded annual return. The chart is based on the following assumptions:

                        PRIOR PLAN    NEW PLAN    PRIOR PLAN    NEW PLAN    PRIOR PLAN    NEW PLAN    PRIOR PLAN    NEW PLAN
                        -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Annual Growth Rate....      5%           5%           10%          10%          15%          15%          20%          20%
Total Shares & O.P.
  Units...............   23,727,429  23,727,429    23,727,429  23,727,429    23,727,429  23,727,429    23,727,429  23,727,429
Total Options.........    2,796,726      n/a        2,796,726      n/a        2,796,726      n/a        2,796,726      n/a
Management Options....    2,638,069      n/a        2,638,069      n/a        2,638,069      n/a        2,638,069      n/a
Option Exercise
  Price...............       $20.00      n/a           $20.00      n/a           $20.00      n/a           $20.00      n/a
Projected FFO at
  Annual Growth Rate..        $1.17      n/a            $2.72      n/a            $4.76      n/a            $7.37      n/a
Base Return...........        $2.72      n/a            $2.72      n/a            $2.72      n/a            $2.72      n/a
Industry Multiple.....          8.0      n/a              8.0      n/a              8.0      n/a              8.0      n/a

       [Graphic is a bar graph comparing the portion of per share value of the Common Stock allocated to management and to the Company's investors assuming a 5%, a 10%, a 15%, and a 20% compounded annual return (net of a 2% annual dividend) under the Prior Plans and the New Plan. The plot points are as follows:

                                                  AMOUNT OF PER SHARE PRICE
                             PER SHARE             ALLOCATED TO MANAGEMENT
                              PRICE OF         -------------------------------
   PERCENT RETURN           COMMON STOCK       PRIOR PLANS         NEW PLAN
---------------------       ------------       -----------       -------------
          5%                   $23.19             $0.32          $        0.00
         10%                   $29.39             $0.93          $        0.00
         15%                   $36.85             $3.63          $        3.37
         20%                   $45.75             $7.02          $        5.15]

    The following chart compares the value of one share of Common Stock or one Unit of the Operating Partnership, assuming a 10% return, to the Morgan Stanley REIT Index for the period from March 1998 through March 2000.

       [Graphic is a line chart plotting per share price of Common Stock and per share price of Morgan Stanley REIT Index on a monthly basis from March 1998 through March 2000].

NEW PLAN COMPARED TO MARKET PRACTICES

    The Compensation Committee of the Board engaged FPL Associates Consulting to review the possibility of revising the Prior Plans. FPL Associates Consulting examined the structure of the New Plan, as well as the projected payouts under the New Plan, in order to assess its market competitiveness and concluded that, overall, the New Plan was appropriate given the current and expected near term market conditions, as well as the typical practices within private real estate investment companies.

THE NEW PLAN

    The New Plan is designed to permit members of senior management to participate in the value being created in the underlying portfolio of investments. Under the New Plan, the partnership agreement of the Operating Partnership would be amended to provide Beacon Capital Participation Plan, L.P. ("BCPPLP") with incentive distributions from the Operating Partnership after defined investor return objectives are met. BCPPLP is a partnership, all of the partners of which are members of the Company's senior management. BCPPLP would distribute the incentive distributions received by it to its partners. Implementation of the New Plan requires certain amendments to the terms of the partnership agreement of the Operating Partnership which may require the approval of the limited partners of the Operating Partnership.

    Under the Long-Term Incentive Plan, management would be entitled to receive incentive payments beginning after December 31, 2001. In contrast, under the New Plan, BCPPLP would not receive any incentive distributions from the Operating Partnership until the partners of the Operating Partnership (including the Company and BCPPLP to the extent of its partnership interests) had received distributions equal to:

    - a cumulative, compounded annual return of 10% (the "Preferred Return") ON the Invested Capital of the Operating Partnership (as defined below) outstanding from time to time, commencing from the date of the Company's original offering of Common Stock; and

    - a return OF 100% of the Invested Capital defined as the aggregate amount of the capital raised in the Company's original offering of Common Stock plus any capital contributions made by limited partners to the Operating Partnership, less all distributions from the Operating Partnership since the date of the Company's original offering in excess of the Preferred Return.

    Until this hurdle is achieved, all distributions from the Operating Partnership would be made pro rata to the partners of the Operating Partnership (including the Company) in accordance with their relative ownership of partnership interests. Only after this hurdle had been achieved would BCPPLP receive incentive distributions from the Operating Partnership as follows:

    - first, 50% to the partners of the Operating Partnership (pro rata in accordance with partnership interests) and 50% to BCPPLP, until BCPPLP had received 20% of the value of all distributions to date other than distributions of Invested Capital described above; and

    - thereafter, 80% to the partners of the Operating Partnership (pro rata in accordance with partnership interests) and 20% to BCPPLP.

    For purposes of determining the amounts of incentive distributions payable to BCPPLP, the June 1999 distribution of interests in the voting trust formed to hold shares of Wyndham International, Inc.'s preferred stock (the "Wyndham Preferred Stock") and the January 2000 distribution of interests in the voting trust formed to hold shares of Cypress Communications, Inc.'s preferred stock would NOT be treated as distributions to the partners of the Operating Partnership. Instead, the shares held by the voting trusts would be treated as if held by the Operating Partnership until such time as those shares were actually distributed to the beneficial holders of the interests in the voting trusts, at which time all of the partners of the Operating Partnership would be treated as receiving a pro rata distribution from the Operating Partnership in the amount of the then value of the shares distributed from a voting trust (regardless of the extent to which the investors continue to hold interests in a voting trust). Payment-in-kind dividends of additional shares of Wyndham Preferred Stock received by the Wyndham voting trust and retained in the trust in accordance with the terms of the voting trust agreement also would be treated as distributed pro rata to the partners of the Operating Partnership in accordance with their partnership interests when ultimately distributed out of the Wyndham voting trust. Similarly, cash or other amounts received by a voting trust would be treated as a pro rata distribution to the partners of the Operating Partnership in accordance with their Units at such times that such cash or other amounts are distributed out of the voting trust to the holders of beneficial interest in the voting trust. Similar rules would apply to any additional voting trust, or similar arrangement established by the Company. The distributions otherwise payable by the Operating Partnership to its partners other than BCPPLP would be reduced (and the incentive distributions otherwise payable to BCPPLP would be increased) so that the actual incentive distributions paid to BCPPLP by the Operating Partnership equal the amount of incentive distributions BCPPLP would have received if the Operating Partnership had made actual distributions (pursuant to the distribution priorities set forth above) at such times, and in the same amounts, as the deemed distributions from the voting trusts. Subsequent purchasers of the Company's Common Stock will, therefore, share disproportionately in the New Plan. This could have an impact on the liquidity of the Common Stock.

    Under the New Plan, participants in BCPPLP will vest in their interests in two equal installments, 50% on December 31, 2001, and 50% on December 31, 2002. The Board of Directors may accelerate the vesting under the New Plan in their discretion if they determine that such acceleration is in the best interest of the Company and the investors.

    As of the date of this proxy, the Operating Partnership had not made any distributions of Invested Capital, and Invested Capital equaled approximately $475.3 million. As of the date of the proxy, BCPPLP had made cumulative distributions of approximately $23.3 million (disregarding the voting trust distributions), all of which would be treated as payments of Preferred Return under the New Plan. As a result, the accrued unpaid Preferred Return as of March 31, 2000 was approximately $75.2 million.

    In connection with Beacon's initial offering of Common Stock, BCPPLP purchased 225,201 units of limited partnership interest of the Operating Partnership (a "Unit") for $18.65 per Unit. As a limited partner, BCPPLP would share pro rata in distributions from the Operating Partnership in the same manner as any other partner.

    If the stockholders ratify the New Plan, but the limited partners of the Operating Partnership do not approve the amendments to the partnership agreement necessary to implement the New Plan, the Board will have the option to make incentive compensation payments to members of management to provide the same economic benefit as would be provided under the New Plan. The limited partners of the Operating Partnership consist of two investors, one of which is BCPPLP. BCPPLP intends to approve the amendments to the partnership agreement necessary to implement the New Plan.

THE PRIOR PLANS

THE LONG-TERM INCENTIVE PLAN

    The Long-Term Incentive Plan was designed to reward members of senior management for growth of the Company's Funds from Operations (as defined below) in excess of a specified benchmark. If the Company's Funds from Operations exceeded this benchmark, management would receive an incentive return (the "Incentive Return"). The Incentive Return is to be calculated at December 31, 2001 (the "Determination Date").

    The Incentive Return equals the product of (A) 12% of the dollar amount by which (i) the Actual Return exceeds (ii) the Base Return; multiplied by (B) the weighted average of shares of Common Stock and Units of limited partnership interest in the Operating Partnership outstanding for the twelve months immediately preceding the Determination Date; multiplied by (C) the Company's Multiple.

    For the purposes of calculating the Incentive Return:

        "Actual Return" means the Funds from Operations (before the Incentive Return) of the Company per share of Common Stock and per Unit for the twelve months immediately preceding the Determination Date;

        "Base Return" means an amount equal to what the Company's Funds from Operations would have been for the twelve month period immediately preceding the Determination Date assuming a benchmark cumulative rate of return on the capital raised in the Company's initial offering of shares of Common Stock equal to 10% per annum, compounding quarterly, calculated since April 1, 1998.

        "Funds from Operations", as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), means net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructurings and sales of property, plus depreciation and amortization (in each case, only real estate-related assets), and after adjustments for unconsolidated partnerships and joint ventures; and

        "Multiple" means the price of the Company's Common Stock divided by the Company's Funds from Operations per share for the fiscal quarter ending on the Determination Date on an annualized basis. For the purposes of calculating the Multiple, the price of the Common Stock is calculated as follows:

        (1) where there exists a public market for the Common Stock, the price of the Common Stock will be the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the NASDAQ System or on any exchange on which the Common Stock is listed, whichever is applicable, as published in THE WALL STREET JOURNAL for the 90 calendar days prior to the calculation of the Multiple; or

        (2) if no public market for the Common Stock exists, the price of the Common Stock will be determined by a single, independent appraiser to be selected by a committee composed of independent Directors, which appraiser shall appraise the fair market value of one share of the Common Stock within 30 days of its selection within such guidelines as shall be determined by the committee of independent Directors.

    The Long-Term Incentive Plan is in the form of a convertible limited partnership interest of the Operating Partnership which was issued to BCPPLP. The convertible limited partnership interest is convertible at the Determination Date (assuming the Incentive Return has in fact been earned) into a certain number of incentive limited partnership interests in the Operating Partnership with a fair market value equal to the amount of the Incentive Return. Upon issuance, the incentive limited partnership interests will share on a pro rata basis with the other partnership interests in all distributions by the Operating Partnership.

    As equity holders of BCPPLP, members of the Company's senior management are allocated an interest in (i) the Incentive Return, subject to certain vesting restrictions, and (ii) the limited partnership interests held by BCPPLP. Fifty percent of each such equity holders' interests in the Incentive Return vests on the Determination Date with the remaining 50% vesting on the first anniversary of the Determination Date. An equity holder of BCPPLP whose employment with the Company terminates prior to full vesting of his or her interest in the Incentive Return, automatically forfeits any such unvested interest.

    Members of management will relinquish all rights under the Long-Term Incentive Plan in exchange for the rights under the New Plan.

THE STOCK INCENTIVE PLAN

    The Company's Stock Incentive Plan authorizes the grant of options and other stock-based awards to the Company's executive officers, Directors, employees and other key persons. The Stock Incentive Plan is intended to provide performance-based compensation which will incentivize members of the Company's management to enhance the value of the Common Stock.

    PLAN ADMINISTRATION; ELIGIBILITY. The Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors who has full power to select the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award. Generally, those executive officers, independent Directors and employees of the Company and other key persons who are responsible for or contribute to the management, growth or profitability of the Company are eligible to participate in the Stock Incentive Plan.

    RESERVED SHARES. Currently, there are 572,669 shares of Common Stock reserved and available for issuance under the Stock Incentive Plan and options to purchase 2,224,057 shares of Common Stock are outstanding.

    STOCK OPTIONS. The Stock Incentive Plan permits the granting of (i) options to purchase Common Stock intended to qualify as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended and (ii) options that do not so qualify (so-called non-qualified options). The option exercise price of each option is determined by the Compensation Committee. Plan participants may elect with the consent of the Compensation Committee, to receive discounted non-qualified options in lieu of cash compensation.

    The term of each option is fixed by the Compensation Committee who also determines at what time or times each option may be exercised and, subject to the provisions of the Stock Incentive Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Compensation Committee.

    Members of management will relinquish all rights under the Stock Incentive Plan in exchange for the rights under the New Plan.

THE RATIFICATION PROCESS

    The Board of Directors of the Company has adopted the New Plan. The Company is not required to submit the ratification of its adoption of the New Plan to a vote of the stockholders. However, the Board of Directors believes it is sound policy to do so. If the adoption of the New Plan is not ratified by the stockholders, the Board of Directors intends to take that action, and the reasons for it, under consideration in determining incentive compensation for management.

                                   PROPOSAL 2
                             ELECTION OF DIRECTORS

    The Board of Directors of Beacon is comprised of six members and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. As the term of one class expires, a successor class is elected at each succeeding annual meeting of stockholders.

    At the Annual Meeting, two Class II directors will be elected to serve until the 2003 Annual Meeting and until their successors are duly elected and qualified. The Board of Directors has nominated Lionel P. Fortin and Stephen T. Clark for re-election as Class II directors. The Board of Directors anticipates that Mr. Clark and Mr. Fortin will serve as directors if elected. Mr. Clark and Mr. Fortin have agreed to stand for re-election and, if elected, to serve as directors. However, if they are unable to accept election, the proxies will be voted for the election of such other persons as the Board of Directors may recommend.

REQUIRED VOTE AND RECOMMENDATION

    Only stockholders of record of the Common Stock are entitled to vote on this proposal. Proxies will be voted for Proposal 2 unless contrary instructions are set forth on the enclosed Proxy Card. A quorum being present, a nominee shall be elected by a plurality of all the votes cast at the meeting. Accordingly, abstentions and broker non-votes will have no effect on this proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" MR. CLARK AND MR. FORTIN.

INFORMATION REGARDING THE DIRECTORS AND THE EXECUTIVE OFFICERS

    The following table and biographical information describe the nominees for election as directors, those directors continuing in office after the Annual Meeting, and the executive officers of Beacon who are not directors. This disclosure is based on information furnished to Beacon by these individuals. Unless otherwise specified, the following information is as of March 10, 2000 and is based upon 20,973,932 shares of Common Stock outstanding at the close of business on such date.

                                                                         DIRECTOR
NAME                                                            AGE       SINCE
----                                                          --------   --------
CLASS I
Alan M. Leventhal...........................................     47        1998
Robert M. Melzer(1).........................................     59        1999

CLASS II
Lionel P. Fortin*...........................................     56        1998
Stephen T. Clark(1)(2)*.....................................     44        1998

CLASS III
Steven Shulman(1)(2)........................................     59        1998
Scott M. Sperling(1)(2).....................................     42        1998

------------------------

*   Nominee for re-election.

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

Class II Nominees for Election at the 2000 Annual Meeting--For a term expiring in 2003

    LIONEL P. FORTIN. Mr. Fortin is co-founder of the Company and serves as President, Chief Operating Officer, and a Class II Director. Prior to founding the Company, he served as Executive Vice President, Chief Operating Officer and a Director of Beacon Properties Corporation. From May 1994 through February 1995, Mr. Fortin served as Chief Financial Officer of Beacon Properties Corporation. Mr. Fortin has lectured at the Massachusetts Institute of Technology Center for Real Estate. Mr. Fortin graduated from Bentley College in 1968 and is a member of the American Institute of Certified Public Accountants and the Massachusetts Society of Certified Public Accountants.

    STEPHEN T. CLARK. Mr. Clark serves as a Class II Director. Since 1995, Mr. Clark has been President of Cypress Realty, Inc., a real estate investor and developer based in Houston, Texas. Previously, Mr. Clark served as Managing Director of Harvard Private Capital Group where he directed the group responsible for real estate investment and management activities. Prior to joining Harvard, Mr. Clark was a partner in Clark-Pilgrim Limited Partnership and in Trammell Crow Company where he directed commercial activities in Philadelphia and Delaware. He received a Masters in Business Administration degree from Harvard Business School and received his undergraduate degree from Duke University. Mr. Clark serves as Chairman of the Board of Abacoa Development Company and Cypress Senior Living, Inc., and is a director of Wyndham International, Inc.

Class III Continuing Directors--Term expires in 2001.

    STEVEN SHULMAN. Mr. Shulman serves as a Class III Director. He served as a Director of Beacon Properties Corporation from 1995 to 1997. Since 1984, Mr. Shulman has been active in investment banking through his wholly owned company, The Hampton Group, and Latona Associates, Inc. where he serves as a Managing Director. Currently, Mr. Shulman is a shareholder and director in a diversified group of companies, including SI Handling Inc., Corinthian Directory, Terrace Food Group, Inc. and WPI Group, Inc. In addition, he serves as Non-executive Chairman of Terrace Food Group, Inc. Mr. Shulman is a graduate of Stevens Institute of Technology where he received a Bachelor's degree in Mechanical Engineering and a Master's degree in Industrial Management. Mr. Shulman serves as Vice Chairman of the Board of Stevens Institute of Technology.

    SCOTT M. SPERLING. Mr. Sperling serves as a Class III Director. He served as a Director of Beacon Properties Corporation from 1994 to 1997. Mr. Sperling is a Managing Director at Thomas H. Lee Company. In this capacity he is or has been a director of PriCellular Corp., Experian (the former TRW credit and information business), Safelite Glass Corp., The Learning Company, Fischer Scientific International, Inc., General Chemical Corp., Wyndham International, Inc., and a number of private companies. For ten years prior, Mr. Sperling was Managing Partner of the Aeneas Group, the private capital affiliate of the Harvard Management Company, Inc. Prior to 1984, Mr. Sperling was a senior consultant with the Boston Consulting Group, Inc. focusing on business and corporate strategies. He holds an M.B.A. degree from Harvard University and a B.S. from Purdue University.

Class I Continuing Directors--Term expires in 2002.

    ALAN M. LEVENTHAL. Mr. Leventhal is co-founder of the Company and serves as Chairman, a Class I Director, and Chief Executive Officer. Prior to founding the Company, Mr. Leventhal served as President and Chief Executive Officer of Beacon Properties Corporation, one of the largest REITs in the United States. Beacon Properties' portfolio included 124 office properties nationwide, comprising approximately 18.8 million square feet. Beacon Properties was merged with Equity Office Properties Trust in December 1997. Mr. Leventhal received his Bachelor's degree in Economics from Northwestern University in 1974 and a Master of Business Administration from the Amos Tuck School of Business Administration at Dartmouth College in 1976. Mr. Leventhal is a Trustee of Boston University and the New England Aquarium Corporation and recently served as First Vice Chair of NAREIT. He is also a member of the Visiting Committee of Northwestern University and the Board of

Overseers of WGBH and Beth Israel Deaconess Medical Center. Mr. Leventhal has lectured at the Amos Tuck School of Business Administration at Dartmouth College and the Massachusetts Institute of Technology Center for Real Estate. Mr. Leventhal has been awarded the Realty Stock Review's "Outstanding CEO Award" for 1996, 1997 and 1998 and the Commercial Property News' "Office Property Executive of the Year" Award for 1996.

    ROBERT M. MELZER. Mr. Melzer was appointed to the Board of Directors in May 1999 and serves as a Class I Director. From 1992 through early 1999 Mr. Melzer served as the President and Chief Executive Officer of Property Capital Trust ("Property Capital"), a publicly-traded REIT that recently completed the sale of its portfolio of properties. Through November 1996, Mr. Melzer was also the Chief Financial Officer of Property Capital. Mr. Melzer serves as a director of Genesee & Wyoming Inc., a transportation company; Trustee of MGI Properties, a publicly-traded REIT; Director of The Cronos Group, a publicly-traded lessor of intermodal marine containers; and Chairman of the Board of Trustees of Beth Israel Deaconess Medical Center. From 1997 to 1998, Mr. Melzer served as a director of Red Lion Properties, Inc., a hotel holding company, and he has previously served as a member of the Board of Governors of NAREIT. Mr. Melzer received his Bachelor of Arts degree in Economics from Cornell University and a Masters in Business Administration from Harvard Business School.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    WILLIAM A. BONN. Mr. Bonn, age 48, serves as Senior Vice President of, and General Counsel to, the Company. Mr. Bonn served as General Counsel to Beacon Properties Corporation prior to joining the Company. From 1987 to 1997, Mr. Bonn served as General Counsel and Senior Vice President for Property Capital Trust. From 1978 to 1987, Mr. Bonn held various positions as an attorney with The Prudential Insurance Company of America. From 1976 to 1978, Mr. Bonn was involved in the private practice of law in Los Angeles. Mr. Bonn currently serves as Co-Chairman of the Government Relations Committee of NAREIT. Mr. Bonn holds a Bachelor of Science degree from the University of California at San Diego and a Juris Doctor degree from the University of San Diego. He is admitted to practice law in Massachusetts, New York and California, and is a member of the American, California and Boston Bar Associations.

    JEREMY B. FLETCHER. Mr. Fletcher, age 51, serves as Senior Vice President and Chief Executive of Beacon Capital Partners West, a division of the Company. Prior to joining the Company, Mr. Fletcher served as Senior Vice President and Chief Executive of Beacon Properties Corporation West and was a Managing Director of Insignia Commercial Group, Inc. in Los Angeles. From 1983 to July 1996, Mr. Fletcher was with the Paragon Group, Inc., where he served as General Partner/Senior Vice President of the Southern California/Arizona Region. Mr. Fletcher received his Bachelor's degree from Albion College. He is a member of the Urban Land Institute, Real Estate Investment Advisory Council, and National Association of Industrial and Office Properties and is a licensed real estate broker in California.

    JOHN HALSTED. Mr. Halsted, age 35, serves as Senior Vice President of the Company and Chief Investment Officer of Beacon Venture Partners, Inc. Prior to joining the Company, Mr. Halsted was Vice President of Harvard Private Capital Group. He joined Harvard Private Capital Group in 1993 and was responsible for the origination and management of investments in specialty finance, retail and energy companies. From 1991 to 1993, Mr. Halsted was an Associate with Simmons & Company, an investment banking firm based in Houston, Texas. Mr. Halsted is a director of Cypress Communications, Inc., a publicly-held telecommunications company, and CO Space, Inc., a privately-held telecommunications company. Mr. Halsted earned his Master of Business Administration from the Harvard Business School and a degree in economics from the University of California at Berkeley.

    DOUGLAS S. MITCHELL. Mr. Mitchell, age 57, serves as Senior Vice President--Development of the Company. Mr. Mitchell served as the Senior Vice President, Leasing/Management and Development of

Beacon Properties Corporation and as President of the Beacon Properties Management Company from 1994 until 1997. He joined the Beacon Properties organization in 1964 and has extensive experience in leasing, management and development. He graduated from the Wentworth Institute in 1962 and is a member of the Greater Boston Real Estate Board. Mr. Mitchell is also a licensed real estate broker in Massachusetts and New York.

    ERIN R. O'BOYLE. Ms. O'Boyle, age 40, serves as Senior Vice President and Chief Investment Officer of the Company. Prior to joining the Company, Ms. O'Boyle served as Vice President, Acquisitions for Beacon Properties Corporation, where she was responsible for negotiating over $1.8 billion of investment opportunities. Ms. O'Boyle received her Bachelor of Science degree in structural engineering from the University of Delaware and her Master of Science degree in real estate development from the Massachusetts Institute of Technology. Ms. O'Boyle is the past chair of the Alumni Association for the Massachusetts Institute of Technology Center for Real Estate, is past president of the New England Women in Real Estate, and currently is on the board of the Northeast chapter of the Real Estate Investment Advisory Council.

    RANDY J. PARKER. Mr. Parker, age 41, serves as Senior Vice President and Chief Financial Officer of the Company. Before joining the Company, Mr. Parker was Vice President, Investor Relations for Beacon Properties Corporation, where he was responsible for managing the relationships with institutional stockholders and analysts. Prior to joining Beacon Properties Corporation, Mr. Parker was Senior Vice President and Portfolio Manager at Aldrich Eastman & Waltch, where he was responsible for the management of over $400 million of investment portfolios on behalf of institutional clients and held positions in asset management and investment origination. Mr. Parker was also previously associated with JMB/Federated Realty, where he served as Project Manager for various retail development projects. Mr. Parker holds a Master of Business Administration degree from the Wharton School, University of Pennsylvania and a Bachelor of Architecture degree from the University of Kentucky.

    THOMAS RAGNO. Mr. Ragno, age 38, serves as Senior Vice President--Management and Leasing of the Company. Prior to joining the Company, Mr. Ragno served as Vice President, Property Management of Beacon Properties Corporation, where he directly supervised property management operations in the Boston metropolitan region consisting of approximately 8.0 million square feet and 170 employees. Prior to serving in that position, he was responsible for the leasing of Beacon Properties Corporation's downtown office portfolio of five million square feet. Mr. Ragno holds a Master of Science degree in Civil Engineering from the Massachusetts Institute of Technology and a Bachelor of Science degree in Civil Engineering and Engineering & Public Policy from Carnegie-Mellon University. He is a member of the Board of Directors of the Greater Boston Building Owners and Managers Association. He is a licensed real estate broker in Massachusetts.

BOARD OF DIRECTORS AND ITS COMMITTEES

    BOARD OF DIRECTORS. Beacon is currently managed by a six member Board of Directors, a majority of whom are independent of the Company's management. The Board of Directors met five times in person and held four telephonic meetings during 1999. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors that he was eligible to attend.

    AUDIT COMMITTEE. The Board of Directors has established an Audit Committee consisting of Messrs. Clark, Shulman and Sperling. Mr. Shulman serves as Chairman of the Audit Committee, and Mr. Fortin serves as an EX-OFFICIO member of the Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met once during 1999.

    COMPENSATION COMMITTEE. Beacon's Board of Directors has established a Compensation Committee to determine compensation for the Company's executive officers. The current members of the Compensation Committee are Messrs. Clark, Melzer, Shulman and Sperling. Mr. Sperling serves as Chairman of the Compensation Committee, and Mr. Leventhal serves as an EX-OFFICIOmember. The Compensation Committee has authority to grant awards under the New Plan. The Compensation Committee met once in person and held one telephonic meeting during 1999.

    The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the function of such a committee.

DIRECTOR COMPENSATION

    Each director who is not an employee of the Company receives an annual director's fee of $20,000. Each non-employee Director also receives:

    - $1,000 for each regular quarterly or special meeting of the Board of Directors attended;

    - $1,000 for each committee meeting attended; and

    - $250 for each special telephonic committee meeting or meeting of the Board of Directors in which the non-employee Director participates.

    Non-employee Directors are also reimbursed for reasonable expenses incurred to attend director and committee meetings. Non-employee Directors may elect in lieu of cash fees to receive either:

    - options to purchase Common Stock at a discount to fair market value; or

    - deferred stock units.

    These compensation elections must be approved by the Compensation Committee.

    Upon their initial election to the Board of Directors, non-employee Directors also receive an option to purchase 5,000 shares of Common Stock. Each subsequent year they receive an option to purchase an additional 5,000 shares of Common Stock. All options granted to non-employee Directors are issued pursuant to the Stock Incentive Plan and vest on the date of grant. While management will no longer receive stock options under the Stock Incentive Plan following the adoption of the New Plan, Directors will continue to receive stock options.

                             EXECUTIVE COMPENSATION

    The following table sets forth, for the last two fiscal years, the annual compensation awarded to the Company's Chief Executive Officer and the other most highly compensated executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                          ANNUAL            ----------------
                                                       COMPENSATION            SECURITIES
                                                 ------------------------      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR     SALARY($)       BONUS($)   OPTIONS (SHARES)   COMPENSATION($)
---------------------------           --------   ---------       --------   ----------------   ---------------
Alan M. Leventhal...................    1999      350,000        350,000             --             3,848(1)
  Chairman of the Board and             1998      200,000(2)     300,000        500,000             3,109(3)
  Chief Executive Officer

Lionel P. Fortin....................    1999      350,000        350,000             --             6,956(1)
  President and Chief Operating         1998      200,000(2)     300,000        500,000             4,640(3)
  Officer

Erin R. O'Boyle.....................    1999      200,000        200,000             --             2,660(1)
  Senior Vice President and             1998      125,000(2)     175,000        175,000             2,271(3)
  Chief Investment Officer

William A. Bonn.....................    1999      200,000        200,000             --             3,452(1)
  Senior Vice President and             1998      125,000(2)     175,000        150,000             2,737(3)
  General Counsel

Randy J. Parker.....................    1999      200,000        200,000             --             3,891(1)
  Senior Vice President and             1998      125,000(2)     175,000        150,000             2,900(3)
  Chief Financial Officer

John Halsted........................    1999      200,000        200,000             --             4,410(1)
  Senior Vice President                 1998      125,000        175,000        125,000             1,681(3)

Jeremy Fletcher.....................    1999      175,000        225,000             --             5,774(1)
  Senior Vice President,                1998      125,000        125,000        125,000             3,577(3)
  Chief Executive of
  Beacon Capital Partners West

------------------------

(1) Includes $2,000 contributed to a 401(k) plan on behalf of each of Messrs. Leventhal, Fortin and Bonn and Ms. O'Boyle, $3,000 contributed to a 401(k) plan on behalf of Mr. Parker, and $3,750 contributed to a 401(k) plan on behalf of each of Messrs. Halsted and Fletcher. The remainder of each amount represents premiums paid for life insurance on behalf of the Named Executive Officer.

(2) Salary information is presented on an annualized basis for 1998. The Company commenced operations January 21, 1998.

(3) Includes $2,000 contributed to a 401(k) plan on behalf of each of Messrs. Leventhal, Fortin and Bonn and Ms. O'Boyle, and $2,468 contributed to a 401(k) plan on behalf of Mr. Parker. The remainder of each amount represents premiums paid for life insurance on behalf of the Named Executive Officer.

OPTION GRANTS WITH RESPECT TO FISCAL YEAR 1999

    No options were granted with respect to the fiscal year ended December 31, 1999 to the Company's Named Executive Officers.

OPTION EXERCISES AND YEAR-END HOLDINGS

    The following table sets forth information concerning the number and value of unexercised options to purchase Common Stock held by the Named Executive Officers who held such options at December 31, 1999. No Named Executive Officer of the Company exercised any options to purchase Common Stock during 1999.

                 AGGREGATED FISCAL YEAR-END 1999 OPTION VALUES

                                    NUMBER OF SECURITIES
                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                      DECEMBER 31, 1999           DECEMBER 31, 1999 (1)
                                 ---------------------------   ---------------------------
NAME                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   -------------   -----------   -------------
Alan M. Leventhal..............    333,333        166,667
                                                                   ---            ---
Lionel P. Fortin...............    333,333        166,667
                                                                   ---            ---
Erin R. O'Boyle................    116,666         58,334
                                                                   ---            ---
William A. Bonn................    100,000         50,000
                                                                   ---            ---
Randy J. Parker................    100,000         50,000
                                                                   ---            ---
John Halsted...................     83,333         41,667
                                                                   ---            ---
Jeremy Fletcher................     83,333         41,667
                                                                   ---            ---

------------------------

(1) Since there is no public trading market for the Common Stock, it is not possible to accurately estimate the value of outstanding options. Management believes, based upon the most recent trade in the Common Stock, that the value of all outstanding options held by the Named Executive Officers was not above the original exercise price as of December 31, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are Messrs. Clark, Melzer, Shulman and Sperling. None of these individuals is an executive officer of the Company. Mr. Leventhal, the Chairman and Chief Executive Officer of the Company, serves as an EX-OFFICIO member of the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    As of March   , 2000, Messrs. Bonn, Fletcher, Halsted, Mitchell, and Parker,
as well as Ms. O'Boyle, each held a 3% interest in the Incentive Return under the Long-Term Incentive Plan and Ms. Broderick and Mr. Ragno each held a 1% interest in the Incentive Return. The balance of the Incentive Return is split equally between the family trusts of Messrs. Leventhal and Fortin. Management will forego all interests in the Long-Term Incentive Plan in connection with the adoption of the New Plan.

    The Company has entered into Indemnification Agreements with each of its directors and executive officers, and maintains directors and officers liability insurance for these individuals.

    Concurrently with the Company's purchase of preferred stock in Cypress Communications, Inc., certain directors of the Company also purchased identical securities in Cypress.

EMPLOYMENT AGREEMENTS

    On March 20, 1998, the Company entered into employment agreements with each of Mr. Fortin and Mr. Leventhal. These agreements are for a term of three years and provide for a minimum annual base salary of $200,000. Either the Company or the executive may terminate the agreement at will on 30 days' notice. Notice by the Company must be given by a majority vote of all of the members of the Board of Directors. In the event the executive is terminated for reasons other than for Cause (as defined) or if the executive terminates his employment for Good Reason (as defined), the Company is required to pay a lump sum amount to the executive equal to three times the sum of the executive's base salary and the highest potential bonus that could be earned by the executive in the year of termination. In addition, all stock options shall fully vest and the executive will also be entitled to participate in the Long-Term Incentive Plan as if the termination had not occurred. If the executive is terminated for Cause or leaves other than for Good Reason, the Company will be obligated to pay the base salary through the termination date set forth in the notice of termination. In the event any payments under the employment agreements would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the executive will be made whole after payment of any taxes or penalties. During the term of employment and for an additional one year period following employment if the executive is terminated for Cause or other than Good Reason, the executives have each agreed not to engage in certain competitive activities with the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    OBJECTIVES OF EXECUTIVE COMPENSATION. The Company's executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who are capable of leading the Company effectively and continuing its growth and profitability. The Company's objective is to utilize a combination of cash and equity-based compensation to provide appropriate incentives for executives while aligning their interests with those of the Company's investors.

    The Company compensates its executive officers through a combination of annual base salary, annual cash bonuses and equity-based compensation. The Company's goal is to provide total compensation to its executive officers that is competitive with those levels of total compensation paid in the REIT industry for companies with similar property portfolios and of similar size, makeup and performance. For purposes of evaluating relative executive compensation amounts, the Compensation Committee reviewed the total compensation paid by comparable REITs or private real estate funds that were selected based primarily on financial performance, property type, geographical location and market capitalization.

    The Company's compensation program has three principal elements: base salary, cash bonuses, and equity-based compensation.

        BASE SALARY. The Company establishes base salary levels for its key executives relative to base salary levels for key executives of comparable REITs and private real estate funds. For fiscal year 1999, base salaries of the Company's President, Chief Operating Officer and Chief Financial Officer were set at rates that the Company believes were generally lower than the median base salaries earned by officers holding similar positions within other comparable REITs. This is consistent with the Company's policy to place greater emphasis on performance-related incentive compensation, such as bonuses and equity-based compensation.

        CASH BONUSES. Cash bonuses paid to executive officers generally are earned primarily through the achievement of certain organizational, strategic and financial goals relative to each officer's responsibilities. The Compensation Committee has full discretion to determine the amounts, if any, annually available for bonuses pursuant to any bonus plan or formula approved by the Board of Directors and to determine specific bonus awards to executive officers.

        NEW PLAN. The Company's equity-based compensation is designed to align the interests of management with the interests of stockholders. The New Plan is designed to reward management if net proceeds from operations, dividends and sales and/or refinancings exceed a specified benchmark. Once the Company has returned all capital and a minimum 10% return from the date capital was invested to its investors, management will receive incentive compensation in the manner described in Proposal 1 above.

    COMPENSATION COMMITTEE PROCEDURES. The Compensation Committee administers the Company's executive compensation program. Final compensation determinations for each fiscal year are generally made after the end of the fiscal year after financial statements for such year become available. At that time, bonuses, if any, are determined for the past year's performance, base salaries for the following fiscal year are set and grants of equity-based compensation, if any, are generally made. At a meeting on January 27, 2000, the Compensation Committee determined annual cash bonuses for its officers and certain key employees, as described above in the Summary Compensation Table.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The Compensation Committee considers the Company's financial performance to be the principal determinant in the overall compensation package of the Chief Executive Officer. In determining Mr. Leventhal's total compensation, the Compensation Committee noted that, among other things, in 1999 the Company successfully obtained full entitlements for all of its development projects, completed in excess of $277 million in financings on its assets, completed the $150 million Wyndham investment, and obtained commitments for $245 million for Beacon Capital Strategic Partners. Based upon its evaluation of these and other factors, the Compensation Committee makes subjective determinations of base salary and bonus compensation levels.

    COMPENSATION OF OTHER EXECUTIVE OFFICERS. The Company's executive compensation program for other executive officers is based on the same performance goals applicable to the Chief Executive Officer, although the corporate and individual performance goals vary depending on the responsibilities of particular officers. The Compensation Committee seriously considers the Chief Executive Officer's evaluations and recommendations with respect to the other executive officers of the Company. In recognition of the Company's achievements in 1999, the Compensation Committee approved the Named Executive Officers' incentive bonuses described in the Summary Compensation Table.

    The Securities and Exchange Commission requires that this report comment upon the Company's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Compensation Committee's policy with respect to
Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted, while simultaneously providing Company executives with appropriate rewards for their performance. The Company did not pay any compensation with respect to 1999 that would be subject to Section 162(m).

                                          SUBMITTED BY THE COMPENSATION
                                          COMMITTEE:

                                          Stephen T. Clark
                                          Robert M. Melzer
                                          Steven Shulman
                                          Scott M. Sperling

STOCK PERFORMANCE GRAPH

    The following graph provides a comparison, from the closing of Beacon's offering in March 1998 through December 1999, of the cumulative total shareholder return (assuming reinvestment of any dividends) among the Company, the Russell 2000 Index and the Morgan Stanley REIT Index, an industry index of real estate investment trusts. Upon written request, the Company will provide any stockholder with a list of the REITs included in the Morgan Stanley REIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the Russell 2000 Index and the Morgan Stanley REIT Index were provided to the Company by Bank of America Securities.

   [Graphic is a line graph plotting performance on Common Stock and indices]

                                   PROPOSAL 3
              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors of Beacon, upon the recommendation of the Audit Committee, has selected the accounting firm of Ernst & Young LLP to serve as independent accountants of the Company for the fiscal year ended December 31, 2000. Ernst & Young LLP has served as the Company's independent accountants since the Company's formation and is considered by management of the Company to be well qualified. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

    Although the Company is not required to submit the ratification of the selection of its independent accountants to a vote of stockholders, the Board of Directors believes that it is sound policy to do so. In the event that the majority of the votes cast are against the selection of Ernst & Young LLP, the directors will consider the vote and the reasons for it in future decisions on the selection of independent accountants.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

    The following table sets forth the beneficial ownership of the Common Stock as to (i) each person or entity who is known by the Company to have beneficially owned more than five percent of Common Stock as of March 10, 2000, (ii) each of Beacon's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers as a group, based on representations of officers and directors of the Company as of March 10, 2000 (unless otherwise indicated) and filings as of March 10, 2000 received by the Company on Schedules 13G under the Securities Exchange Act of 1934, as amended. All such information was provided by the stockholders listed (unless otherwise indicated) and reflects their beneficial ownership known by the Company. All percentages have been calculated as of March 10, 2000.

                                                                     AMOUNT AND NATURE
                                                                OF BENEFICIAL OWNERSHIP (2)
                                                             ----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                      NUMBER            PERCENT
----------------------------------------                     ---------   ----------------------
Wellington Management Company..............................  2,300,000
75 State Street
Boston, MA 02109                                                                          10.9%(3)

Southeastern Asset Management..............................  2,075,000
6410 Poplar Drive
Memphis, TN 38119                                                                          9.8%

RREEF Venture Capital Fund LP..............................  1,650,000
875 N. Michigan Avenue
Chicago, IL 60611                                                                          7.8%

Alan M. Leventhal..........................................   924,645                      4.3%(4)

Lionel P. Fortin...........................................   604,373                      2.8%(5)

Stephen T. Clark...........................................    16,797                         *(6)

Steven Shulman.............................................    22,321                         *(7)

Scott M. Sperling..........................................    16,393                         *(8)

Robert M. Melzer...........................................    13,868                         *(9)

Erin O'Boyle...............................................   118,666                         *(10)

Randy Parker...............................................   101,340                         *(11)

William A. Bonn............................................   101,000                         *(11)

John Halsted...............................................    83,333                         *(12)

Jeremy Fletcher............................................    94,056                         *(12)

All Directors and Executive Officers
  as a Group (11 Persons)..................................  2,096,792                     9.5%(4)(5)(6)(7)
                                                                                               (8)(9)(10)(11)(12)

------------------------

(footnotes on following page)

*   Less than one percent

(1) All information has been determined as of March 10, 2000. For the purposes of this table, a person is deemed to have "beneficial ownership" of the number of shares of Common Stock that person has the right to acquire within 60 days of March 10, 2000 pursuant to the exercise of stock options or redemption of Operating Partnership Units (assuming the Company elects to issue Common Stock rather than pay cash upon such redemption) held by such person or an affiliate of such person. Unless otherwise noted, the address of each Beneficial Owner is: c/o Beacon Capital Partners, Inc., One Federal Street, 26th Floor, Boston, MA 02110. As of March 10, 2000, 20,973,932 shares of Common Stock were issued and outstanding.

(2) For the purpose of computing the percentage of outstanding shares of Common Stock held by each person, any shares of Common Stock which such person has the right to acquire within 60 days of March 10, 2000 pursuant to the exercise of a stock option or upon the redemption of Operating Partnership Units is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percent ownership of any other person.

(3) Includes shares held by two separate stockholders, which the Company believes to be controlled by Wellington Management Company.

(4) Includes Operating Partnership Units and currently exercisable options to purchase 333,333 shares of Common Stock held indirectly by a trust, of which Mr. Leventhal is a beneficiary. Excludes options to purchase 166,667 shares of Common Stock granted to Mr. Leventhal and subsequently transferred to a trust, of which Mr. Leventhal is a beneficiary, which options are not presently exercisable.

(5) Includes Operating Partnership Units and currently exercisable options to purchase 333,333 shares of Common Stock held indirectly by a trust, of which Mr. Fortin's wife is a beneficiary. Excludes options to purchase 166,667 shares of Common Stock granted to Mr. Fortin and subsequently transferred to a trust, of which Mr. Fortin's wife is a beneficiary, which options are not presently exercisable.

(6) Consists of currently exercisable options to purchase 16,797 shares of Common Stock.

(7) Includes currently exercisable options to purchase 16,960 shares of Common Stock.

(8) Includes currently exercisable options to purchase 16,393 shares of Common Stock.

(9) Includes currently exercisable options to purchase 8,507 shares of Common Stock.

(10) Includes currently exercisable options to purchase 116,666 shares of Common Stock and excludes options to purchase 58,334 shares of Common Stock, which options are not presently exercisable.

(11) Includes currently exercisable options to purchase 100,000 shares of Common Stock and excludes options to purchase 50,000 shares of Common Stock, which options are not presently exercisable.

(12) Includes currently exercisable options to purchase 83,333 shares of Common Stock and excludes options to purchase 41,667 shares of Common Stock, which options are not presently exercisable.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 1999, all transactions in the Company's securities that were engaged in by Insiders, and were required to be disclosed pursuant to Section 16(a) of the Securities Exchange Act of 1934, were timely reported except that Mr. Melzer filed a Form 3 late.

                                 OTHER MATTERS

SOLICITATION OF PROXIES

    The Company has engaged CIC to act as proxy solicitor at a cost of approximately $4,000. The cost of solicitation of its proxies will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETINGS

    Stockholder proposals (including director nominations) submitted pursuant to the Securities Exchange Act of 1934 Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for the 2001 Annual Meeting of Stockholders must be received by the Company by [DATE]. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

    For a proposal of a stockholder (including director nominations) to be presented at Beacon's Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company, together with all supporting documentation required by Beacon's Bylaws, not sooner than [DATE] nor later than [DATE]; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the anniversary date of the immediately preceding annual meeting (the "Anniversary Date") or more than 60 days after the Anniversary Date, a stockholder's notice shall be timely if delivered to, or mailed to and received by, the Company at its principal executive office not later than the close of business on the later of (1) the 75th day prior to the scheduled date of such annual meeting or (2) the 15th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

    Any such proposals should be mailed to: Beacon Capital Partners, Inc., One Federal Street, 26th Floor, Boston, Massachusetts 02110, Attention: Secretary.

OTHER MATTERS

    The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

    REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.